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STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Christian Storch, CFO

                    FOR IMMEDIATE RELEASE

(603) 893-9701

email:  InvestorRelations@Standex.com

STANDEX REPORTS FIRST QUARTER FISCAL 2007
FINANCIAL RESULTS

SALEM, NH – October 26, 2006 . . . . Standex International Corporation (NYSE:SXI) today reported financial results for the first quarter of fiscal 2007 ended September 30, 2006.

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Net sales for the first quarter of fiscal 2007 were $149.5 million, compared with $149.9 million in the first quarter of fiscal 2006.

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Operating income for the first quarter of 2007 was $10.2 million, compared with $10.4 million in the first quarter    of fiscal 2006. The results for the quarter include a one-time pre-tax gain of $1.1 million from the sale of excess land associated with Standex’s corporate office.

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Income from continuing operations for the first quarter of 2007 was $6.0 million, or $0.48 per diluted share, versus $6.0 million, or $0.48 per diluted share, for the first quarter of fiscal 2006.

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Net income for the first quarter of 2007 was $12.1 million, or $0.98 per diluted share, compared with net income of $5.4 million, or $0.43 per share, in the first quarter of fiscal 2006.  Net income for the first quarter of 2007 was positively affected by the after tax gain of approximately $6.3 million resulting from the divestiture of the Standard Publishing and Berean Christian Bookstores businesses which were completed during the quarter.

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Net working capital (defined as accounts receivable plus inventories less accounts payable) decreased to $123.0 million at September 30, 2006 from $130.4 million at September 30, 2005.  Working capital turns were 5.0 turns for the first fiscal quarter of 2007 as compared to 5.2 turns in the prior year quarter.

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Net debt (defined as short-term debt plus long-term debt less cash) decreased to $64.7 million at September 30, 2006 from $85.0 million at June 30, 2006. The company’s balance sheet leverage ratio of net debt to total capital decreased to 23.5% at September 30, 2006 from 29.8% at June 30, 2006.  The decrease in net debt that occurred during the quarter was primarily due to the proceeds received from the sale of the Standard Publishing and Berean Christian Bookstores businesses.

Comments on the First Quarter

“Our performance for the first quarter of fiscal 2007 was mixed,” said Roger Fix, Standex president and chief executive officer.  “While three of our five operating groups recorded top- and bottom-line increases for the quarter, lower volume and operational issues at two of our Food Service businesses and residential housing market conditions at ADP impacted the company’s results.”

“At the same time, we made significant progress with several strategic initiatives during the quarter,” said Fix.  “First, we achieved a major milestone with our Focused Diversity strategy by completing the divestiture of our Consumer Products Group.  With that accomplished, we are well positioned to leverage the combined strengths of our businesses to better penetrate current markets and take advantage of opportunities to enter new markets.1”

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“We also are encouraged by the progress we’re making with our low-cost manufacturing initiatives in Mexico and in China,” said Fix.  “The three businesses that are currently operational in Nogales occupy about 60 percent of the facility and we are now in the process of transferring the next phase of operations to that plant.  The dilutive effect of the Mexico startup is largely behind us and we look forward to realizing the long-term benefits of this operation.1  In China, the new Engraving Group facility in the Shanghai area has been very well received by our customers and we look forward to continuing to grow our sales in China.1 The startup of our electronics assembly operation in Tianjin has progressed very well, and we are accelerating the transfer of additional product to this facility.”

Segment Breakdown: Information:

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Food Service Equipment Group sales were essentially flat year-over-year and operating income declined by 35%.  The decline was the result of lower sales and lower operating income at two of the group’s divisions.  Lower sales and reduced absorption caused by an intentional reduction in finished good inventory impacted operating income at the Master-Bilt walk-in cooler and freezer operation.   The company expects sales volume to improve over the next several quarters and the inventory reduction has been completed.1  At the BKI business, profit was impacted by lower sales volume as compared to the prior year due to a rollout to a UK based customer in the prior year and higher SG&A costs due to one-off expenses associated with several management position transitions.

These issues more than offset a strong performance from the group’s Nor-Lake walk-in cooler and freezer business, which delivered double-digit growth in sales and operating income during the quarter.  Nor-Lake is increasing its market share in key national accounts and buying groups and is benefiting from new distribution channels established for its scientific cabinets.

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The Engineered Products Group grew revenues by 14% year-over-year, driven by robust market conditions for the Spincraft business.  Spincraft benefited from improved market conditions from the aviation side of the business and continued strength in the energy sector.  Operating income grew by 4% for the group as the year–over-year profit comparisons were negatively affected by a product mix change and a one-time price adjustment realized in the prior year in the aviation segment of this business.

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The Engraving Products Group grew revenues by 12% year-over-year, driven by the acquisition of Innovent. The group saw continued strong demand from automotive customers, which are revamping existing models and introducing new models to compete in a soft auto demand environment.  Innovent has been able to take advantage of the sales infrastructure within the group in order to begin increasing its market share in developing countries.  Operating income rose 45% year-over-year mainly due to the acquisition of Innovent. Margin improvements at the Mold-Tech engraving operations also contributed to the year-over-year increase in operating income.

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The Hydraulics Products Group grew revenues by 3% year-over-year as the truck markets remained strong.  Operating income rose 19% due to favorable material cost trends and factory absorption caused by higher production levels.

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Air Distribution Products Group (“ADP”) sales declined by 16% and operating income decreased by 28% year-over-year as the result of a dramatically softer residential housing market. The U.S. residential housing market continues to be very soft.  The U.S. Census Bureau reported new residential housing starts for September down 17.9% and building permits down 27.7%.  ADP continues to execute on its strategy to increase sales at national wholesaler accounts by leveraging its nationwide manufacturing presence, penetrating geographic markets where it does not have a significant presence and growing its market share in the “big box” retail segment.

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Business Outlook

“We believe that we have taken the right actions to counter the challenges in the Food Service Equipment Group this quarter,1” said Fix.  “Our brands are strong and the food service market continues to grow.  This gives us optimism that this business will rebound in the quarters ahead.1  At our Air Distribution Products Group, we are increasing our market share through a series of initiatives that we believe will allow the business to continue to grow when the residential housing market begins to recover.1  We expect to see a short-term slowdown in our Hydraulics Products Group in the next few quarters as the result of new EPA emission regulations for diesel engines that take effect on January 1 next year.1  These new regulations could cause delays in the purchase of dump trucks which use our hydraulic equipment because buyers have bought some units in advance of the new requirements going into effect.1”

“We are enthusiastic about the prospects for our Engraving Group, which is experiencing strong worldwide demand across its product lines,” added Fix.  “Our new facility in China should drive further demand from automotive makers in that area.1  In addition, we see continued strength for our Engineered Products Group, which is leveraging strong market demand on both the aviation and energy sides of the Spincraft business and is capitalizing on a new trend toward outsourcing.”

“Going forward, the execution of several of our initiatives in the past few years positions us to meet the short-term challenges that face us.  First, with the divestiture of the Consumer Group businesses, we have the opportunity to fully allocate Standex’s management attention and capital resources to those areas that we believe provide us with the greatest prospects for profitable growth.1  Second, our low-cost manufacturing initiative in Mexico will improve margins and generate additional growth opportunities.1  Finally, we expect our sourcing and manufacturing efforts in China will yield positive results to both the top and bottom line,1” concluded Fix.

Conference Call Details

In conjunction with this announcement, Standex will broadcast its conference call live over the Internet today at 10:00 a.m. Eastern Time.  On the call, Roger Fix, president and CEO, and Christian Storch, CFO, will review the company’s financial results, and business and operating highlights.

Investors interested in listening to the webcast should log on to the “Investor Relations” section of Standex’s website, located at www.standex.com, at least 15 minutes prior to the event’s broadcast to download the necessary software.  To listen to the audio playback, please call 888-286-8010 in the U.S. or 617-801-6888 internationally; the passcode is 27384298.  In addition, a replay can be accessed in the “Investor Relations” section of the company’s website, located at www.standex.com.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Food Service Equipment Group, Air Distribution Products Group, Engineered Products Group, Engraving Group and Hydraulics Products Group with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil and China. For additional information, visit the company's website at www.standex.com.

1 Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries.  These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict.  Among the factors that could cause actual results to differ are uncertainty in conditions in the mergers and acquisitions market generally, along with changes in the general domestic and international economic conditions including more specifically conditions in the automotive, aerospace, energy, housing and general transportation markets, new EPA emission regulations affecting our Hydraulics Products Group, market demand, the relative mix of products which impact margins and operating efficiencies, continued ramp up and improved operations performance at the new facility in Mexico and expansion of sourcing and manufacturing activities in China as well as the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2006, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the company with the Securities and Exchange Commission.  In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the company may elect to update forward-looking statements at some point in the future, the company and management specifically disclaim any obligation to do so, even if management’s estimates change.

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CONSOLIDATED FINANCIAL INFORMATION
(In thousands, except per share data)

	Three Months Ending
	September 30,
	2006	2005

NET SALES	$ 149,490	$ 149,881

Income Before Taxes	9,145	9,171
Provision for Taxes	3,156	3,198
Income from continuing operations	5,989	5,973

Income/(loss) from discontinued operation
net of tax	6,142	(544)

Net Income	$ 12,131	$ 5,429

EARNINGS PER SHARE:
Basic
Income from continuing operations	$ 0.49	$ 0.49
Income/(loss) from discontinued operations	$ 0.50	$ (0.05)
Total	$ 0.99	$ 0.44

Diluted
Income from continuing operations	$ 0.48	$ 0.48
Income/(loss) from discontinued operations	$ 0.50	$ (0.05)
Total	$ 0.98	$ 0.43

SEGMENT DATA

NET SALES
Food Service Equipment	$ 65,619	$ 65,739
Air Distribution Products	29,801	35,446
Engraving	21,417	19,069
Hydraulics Products	10,250	9,956
Engineered Products	22,403	19,671
TOTAL	$ 149,490	$ 149,881

OPERATING INCOME
Food Service	$ 4,957	$ 7,625
Air Distribution Products	2,184	3,016
Engraving	2,805	1,937
Hydraulics Products	1,748	1,475
Engineered Products	2,001	1,923
Restructuring	(106)	(174)
Other Operating Income/(Expense)	1,113	(7)
Corporate	(4,516)	(5,373)
TOTAL	$ 10,186	$ 10,422

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